ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

PULSE EVOLUTION GROUP, INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act, Pulse Evolution Group, Inc., a Florida corporation (the “Corporation”), hereby amends (“Articles of Amendment”) its articles of incorporation, as amended (“Articles”), as follows:

A. “Article I – NAME” is hereby replaced in its entirety to read as follows:

“Article I – NAME

The name of the Corporation is “FaceBank Group, Inc.”

B. Authority to Amend. This amendment of the Articles of Incorporation have been duly adopted by the unanimous written consent of the Corporation’s board of directors as of July 29, 2019 in accordance with the provisions of Section 607.0821 of the Florida Business Corporation Act, and have been duly approved by the shareholders of the Corporation on July 29, 2019 and the number of votes cast for the amendments by the shareholders was sufficient for approval.

C. Effective Time. The foregoing amendments of the Articles of Incorporation shall become effective on September 24, 2019.

IN WITNESS WHEREOF, the undersigned has executed these amendments to the Articles of Incorporation as of July 29, 2019.

Pulse Evolution Group, Inc.

By:	/s/ John Textor
Name:	John Textor
Title:	Chief Executive Officer